Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of UVA Unconstrained Medium Term Fixed Income ETF and to the use of our report dated August 22, 2024 on the financial statements and financial highlights of UVA Unconstrained Medium Term Fixed Income ETF, a series of the Spinnaker ETF Series.  Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 28, 2024